Exhibit 99.1

HAPPY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT AUDITOR
FOR THE YEAR ENDED DECEMBER 31, 2021

Independent Auditor's Report
Audit Committee, Board of Directors
and Shareholders
Happy Bancshares, Inc. and Subsidiary
Amarillo, Texas
Opinion
We have audited the consolidated financial statements of Happy Bancshares, Inc. and Subsidiary, which comprise the balance sheet as of December 31, 2021, and the related statements of income, comprehensive income, shareholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Happy Bancshares, Inc. and Subsidiary as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Consolidated Financial Statements" section of our report. We are required to be independent of Happy Bancshares, Inc. and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Happy Bancshares, Inc. and Subsidiary's ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.
Auditor's Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Happy Bancshares, Inc. and Subsidiary's internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Happy Bancshares, Inc. and Subsidiary's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BKD, LLP

Houston, Texas
May 20, 2022

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2021
(Dollars in thousands, except per share amounts)

Assets
Cash and noninterest-bering deposits with other banks	$104,325
Interest-bearing deposits with other banks	862,469
Cash and cash equivalents	966,794
Debt securities available for sale, at fair value	1,751,905
Loans held for sale	23,008
Loans, net of allowance for loan losses $41,224	3,588,331
Premises and equipment, net	148,087
Other real estate owned	193
Cash surrender value of life insurance	105,734
Goodwill	129,793
Other identifiable intangible assets, net	11,081
Equity investments	31,935
Other assets	52,394
Total assets	$6,809,255
Liabilities
Deposits:
Noninterest-bearing deposits	$1,858,111
Interest-bearing deposits	3,954,089
Total deposits	5,812,200
Advances from Federal Home Loan Bank	74,323
Subordinated debentures, net of premium	21,475
Subordinated notes, net of unamortized issuance cost	138,342
Accrued expenses and other liabilities	42,552
Total liabilities	6,088,892
Stockholders’ equity:
Common stock, $1 par value; 50,000,000 shares authorized; 19,516,915 shares issued and outstanding	19,517
Additional paid-in capital	299,400
Retained earnings	387,983
Accumulated other comprehensive income, net of tax	13,463
Total stockholders’ equity	720,363
Total liabilities and stockholders’ equity	$6,809,255

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
Year Ended December 31, 2021
(In thousands)

Interest income:
Loans, including fees	$192,385
Debt securities
Taxable	17,567
Tax-exempt	9,354
Deposits with other banks	1,262
Total interest income	220,568
Interest expense:
Deposits	8,315
Advances from Federal Home Loan Bank and other borrowings	1,877
Subordinated debentures	748
Subordinated notes, including amortization of issuance costs	8,088
Total interest expense	19,028
Net interest income	201,540
Decrease in provision for loan losses	(10,620)
Net interest income after decrease in provision for loan losses	212,160
Non-interest income:
Service charges and other fees	25,280
Net realized gain on sales of debt securities available for sale	758
Net holding loss on marketable equity securities	(65)
Real estate mortgage fees	7,811
Trust, custodian and investment center fees	13,462
Other	8,721
Total non-interest income	55,967
Non-interest expense:
Salaries and employee benefits	94,806
Occupancy and equipment expense, net	20,955
Legal and professional	9,469
Data processing	12,290
FDIC assessment	1,643
Debit card	1,889
Other	19,719
Total non-interest expense	160,771
Income before income taxes	107,356
Income tax expense	19,932
Net income	$87,424

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Comprehensive Income
Year Ended December 31, 2021
(In thousands)

Net income	$87,424
Other items of comprehensive loss
Unrealized loss arising during the period on debt securities available for sale	(20,822)
Reclassification adjustment for realized gain on debt securities available for sale included in net income	(758)
Total other items of comprehensive loss	(21,580)
Comprehensive income before tax	65,844
Plus income tax benefit related to other items of comprehensive loss	4,532
Comprehensive income	$70,376

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Shareholders’ Equity
Year Ended December 31, 2021
(Dollars in thousands, except for share amounts)

					Accumulated Other	Total
	Common stock ($1 par)		Additional Paid- In	Retained	Comprehensive	Shareholders'
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
Balances at December 31, 2020	19,837,972	$19,838	$317,732	$300,559	$30,511	$668,640
Net income	—	—	—	87,424	—	87,424
Issuance of common stock	88,397	88	4,225	—	—	4,313
Purchase and retirement of common stock	(438,867)	(439)	(23,035)	—	—	(23,474)
Stock-based compensation activity	29,413	30	478	—	—	508
Net change in unrealized gains and losses on debt securities available for sale, net of tax benefit of $4,532	—	—	—	—	(17,048)	(17,048)
Balances at December 31, 2021	19,516,915	$19,517	$299,400	$387,983	$13,463	$720,363

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Year Ended December 31, 2021
(In thousands)

Cash flows from operating activities
Net income	$87,424
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in provision for loan losses	(10,620)
Securities premium amortization, net	9,764
Amortization of deferred loan origination fees	(12,960)
Accretion of net discount recognized on acquired loans	(5,537)
Depreciation and software amortization	11,465
Amortization of other identifiable intangibles	1,668
Net realized gain on sales of securities available for sale	(758)
Net holding loss on marketable equity securities	65
Loss on sale of premises and equipment	881
Gain on sale of other real estate owned, net	(994)
Reduction in value of other real estate owned	10
Appreciation in cash surrender value of life insurance	(2,523)
Non-cash income on equity investments	(369)
Stock-based compensation	1,455
Deferred income tax expense	4,249
Amortization of issuance costs on subordinated notes	472
Accretion of fair value discount on subordinated debentures	116
Excess tax benefit related to stock-based compensation awards	482
Changes in:
Other assets	(6,070)
Accrued expenses and other liabilities	(3,155)
Originations of loans held for sale	(213,712)
Proceeds from loans held for sale	227,984
Net cash provided by operating activities	89,337
Cash flows from investing activities
Cash acquired in connection with acquisitions, net	106,623
Activity in debt securities available for sale:
Sales	112,934
Maturities, calls and principal repayments	482,954
Purchases	(1,401,676)
Net increase in loans	(103,285)
Proceeds from sale of premises and equipment, net	5,754
Additions to premises and equipment	(6,568)
Proceeds from sale of other real estate owned	4,972
Purchase of life insurance policies	(2,000)
Proceeds from life insurance policies	631
Surrender of life insurance policies	11,387
Investments in intangibles	(300)
Purchase of equity investments	(2,237)
Investment in equity securities	(671)
Net cash used in investing activities	(791,482)

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Year Ended December 31, 2021
(In thousands)

Cash flows from financing activities
Net increase in deposits	975,718
Repayments of Federal Home Loan Bank advances	(378)
Repayment of subordinated notes	(7,500)
Proceeds from issuance of common stock	4,313
Purchase and retirement of common stock	(23,474)
Purchase and retirement of common stock related to stock-based award activities, net of tax payments of $146	(947)
Net cash provided by financing activities	947,732
Net change in cash and cash equivalents	245,587
Cash and cash equivalents at beginning of year	721,207
Cash and cash equivalents at end of year	$966,794
Supplementary cash flow information
Cash transactions:
Interest paid	19,443
Income taxes paid	15,995
Non-cash transactions:
Assets acquired through foreclosure	3,179
Transfer of loans to loans held for sale (portfolio of mortgage loans)	9,975
Transfer of loans from held for sale (portfolio or mortgage loans) to loans	(9,975)

See Notes to the Consolidated Financial Statements

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Happy Bancshares, Inc. (Bancshares, or the Company) provides through its subsidiary, Happy State Bank, a Texas state banking corporation (the Bank), loans, trust, and banking services to consumers and commercial customers throughout the Texas Panhandle, Hill Country and South Plains, and in Dallas, Fort Worth and Abilene, Texas. The Company also provides various trust services to consumer and commercial customers throughout the United States.
The accounting and reporting policies of the Company conform in all material respects with U.S. generally accepted accounting principles (GAAP) and to general practices of the banking industry. Policies and practices which materially affect the determination of financial position, results of operations and cash flows are summarized below.
Basis of Presentation
The consolidated financial statements include the accounts of Bancshares and all other entities in which Bancshares has a controlling financial interest, including its wholly-owned subsidiary, the Bank, collectively referred to as "the Company." All significant intercompany transactions and balances have been eliminated in consolidation.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The material estimates included in the financial statements relate to the allowance for loan losses, fair value of financial instruments, the valuation of goodwill and valuation of assets and liabilities acquired in business combinations.
The accompanying consolidated financial statements also include the accounts of 1908 Properties, LLC, a wholly-owned subsidiary of the Bank (1908 Properties).
The primary assets of 1908 Properties are commercial properties in Amarillo, Bedford and a newly acquired building renovation project in Round Rock, Texas. The Bank leases from 1908 Properties certain properties in Amarillo which it uses as its headquarters and from which it also earns sublease income (the Headquarters Property). The Bedford property also earns sublease income. Included on the consolidated balance sheet as of December 31, 2021 is a net balance in "premises and equipment" of $38,380,000 for these properties. An additional balance of $1,986,000 remains in construction in progress related to land intended to be used for parking at the Headquarters property and upgrades to the Bedford property. Costs to complete these projects have not yet been determined. The Bank manages the Headquarters Property and 1908 Properties’ operating activities. A third party manages the Bedford property.
The Company has one reportable segment. The Company’s chief operating decision-maker uses consolidated and Bank results to make operating and strategic decisions.
Significant Group Concentrations of Credit Risk
Most of the Company's loans and banking activity are with customers located within the following areas in Texas: the Texas Panhandle; the Texas South Plains; the Central Texas Hill Country; the Dallas-Fort Worth metroplex; and Abilene. The Company's trust activities are with customers located throughout the United States. The Company does not have any significant concentrations to any one industry or customer.
The Company carries certain assets with other financial institutions which are subject to credit risk by the amount such assets exceed federal deposit insurance limits. At December 31, 2021, the Company’s assets on deposit with these institutions in excess of the federal deposit insurance limits was $104,529,000. Management monitors the financial stability of these correspondent banks and considers amounts advanced in excess of FDIC insurance limits to present no significant additional risk to the Company.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash and Cash Equivalents
Cash and cash equivalents include cash, balances due from banks, federal funds sold and securities purchased under resale agreements, all of which mature within ninety days. Interest-bearing deposits with other banks are demand accounts and have a term within ninety days.
Securities
Debt securities not classified as held to maturity or trading are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities to the call date or maturity, whichever is applicable. Gain or loss on the sale of securities is recorded on the trade date and is determined using the specific identification method and are included in non-interest income. Purchases and sales of investment securities are recorded on a trade-date basis.
Declines in the fair value of securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than temporary impairment exists, management considers many factors, including the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Investments in equity securities without a readily determinable fair value are carried at cost minus impairment plus or minus changes in observable price changes for the identical or similar instruments. Any changes to the cost basis of these investments are recorded in the income statement. These investments are reviewed periodically to determine if an impairment charge is necessary. As of December 31, 2021, no impairment charges were recorded.
Loans Held for Sale and Mortgage-Related Derivatives
As part of its standard mortgage lending practice, the Company agrees to lock in the interest rate on mortgage originations. The Company also routinely commits to sell new mortgage originations into the secondary market. These interest rate lock commitments (IRLCs) and forward sales commitments (FSCs) are both deemed to be derivatives under GAAP. The fair values of both derivatives are based primarily on fluctuations in interest rates subsequent to the respective commitment dates. At December 31, 2021, the Company’s IRLC and FSC derivative assets and corresponding derivative liabilities were not material. The notional amounts of loan commitments under both the IRLCs and FSCs were $9,558,000 and $32,566,000, respectively, at December 31, 2021.
Once an IRLC is converted into a loan that was originated and intended for sale in the secondary market, it is classified as held for sale and carried at the lower of aggregate cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no unrealized losses recognized as of December 31, 2021.
Gains and losses on sales of mortgage loans originated for sale are included in “real estate mortgage fees” in the consolidated statement of income.
Loans
The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the Company’s service area. The ability of the Company’s debtors to honor their contracts is largely dependent upon the general economic conditions in this area.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Loans (continued)
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances net of any unearned income, charge-offs, and unamortized deferred fees and costs on originated loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the lives of the related loans using a level yield methodology without (except for residential mortgage loans not held for sale) anticipating prepayments. Interest income is accrued based on the unpaid principal balance.
Acquired Loans
The Company evaluates all acquired loans for evidence of deterioration in credit quality since origination and evaluates whether it is probable that the Company will collect all contractually required payments from the borrower. Acquired loans from the transactions accounted for as a business combination include both loans with evidence of credit deterioration and performing loans. For performing loans, the related difference in the initial fair value and unpaid principal balance (the discount) is recognized as interest income on a level yield basis over the life of the loan.
The allowance for loan loss methodology for acquired performing loans includes estimating the change in risk on the loans from purchase date compared to the remaining unearned net discount value. If there is deterioration in the pool of loans, an allowance is recorded through provision expense.
For purchase credit impaired (PCI) loans, the Company recognizes the difference between the undiscounted cash flows the Company expects at the time of acquisition to be collected and the investment in the loan, or the accretable yield, as interest income using the interest method over the life of the loan. The Company does not recognize contractually required payments for interest and principal that exceed undiscounted cash flows expected at acquisition, or the nonaccretable difference, as a yield adjustment, loss accrual or valuation allowance. Increases in the expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over the loan’s remaining life, while decreases in expected cash flows are recognized as impairment. Credit deterioration on these loans incurred subsequent to the acquisition date is recognized in the allowance for loan losses through the provision.
Allowance for Loan Losses
The allowance for loan losses represents management's estimate of probable incurred loan losses and is established through a provision for loan losses charged to expense. Estimated loan losses represent the probable amount of loans that the Company will be unable to collect given circumstances as of the date of the balance sheet. Actual loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
Management estimates the allowance balance based on various factors including the following: past loan loss experience; the nature and composition of the loan portfolio; information about specific borrower situations and underlying collateral values; economic conditions; and other factors. Management is responsible for determining the level of the allowance for loan losses, subject to review by the audit committee of the Company's Board of Directors, and for determining its adequacy relative to the estimated losses in the loan portfolio.
Nonperforming loans are reviewed in accordance with applicable accounting guidance on impaired loans. If necessary, a specific allowance is established for these loans. Impaired loans include nonaccrual loans, troubled debt restructurings (TDRs) and partially charged-off loans. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Allowance for Loan Losses (continued)
Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of delay, the reason for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Impairment for nonperforming loans is measured on a loan by loan basis for loans generally over $250,000. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Impairment is computed as the excess of the carrying value of the loan over either the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent, and a portion of the allowance is specifically allocated to such impairments.
In addition to the specific allocations related to impaired loans, the allowance includes a general component for homogenous pools of non-impaired loans. This general component is based on historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio sector (Commercial; Real Estate - Other; Real Estate - 1-4 Family; Agriculture; and Consumer) and is based on the actual history of losses, net of recoveries, experienced by the Company over the most recent three years. This actual loss experience is supplemented with relevant qualitative factors for each portfolio sector, including the following: levels of and trends in delinquencies, criticized loans and impaired loans (both TDRs and nonaccrual loans); levels of and trends in charge-offs and recoveries; trends in loan volume and concentrations (especially in the real estate sector); national and local economic trends and conditions (including, for agriculture loans, trends in commodity prices and precipitation levels; and trends in oil and gas prices for energy loans in the commercial sector); changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staff; and loss development periods. This qualitative factor evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.
Though portions of the allowance relate to specific allocations for impaired loans, the entire allowance is available for any loan which should, in management’s judgment, be charged off as a loss.
The allowance does not include amounts related to accrued interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status.
The various analyses involved in management’s estimate of the allowance are related to and performed in concert with management's periodic and systematic detailed reviews of the lending portfolios to identify credit risks and assess the overall collectability of those portfolios. Management utilizes a loan review process involving internal and external personnel to determine the credit risk exposure of significant specific loans and of the overall loan portfolio. This process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel.
Troubled Debt Restructurings
A TDR is a loan on which the Company, for reasons related to a borrower's financial difficulties, grants a significant concession that the Company would not otherwise normally consider. Such a concession takes the form of a modification or restructuring of the loan’s terms which could include a reduction in the stated interest rate; an extension of the maturity at an interest rate below current market; a reduction in the face amount of the debt; a reduction in the accrued interest; or re-aging, extensions, deferrals, renewals and rewrites. A TDR would generally be considered impaired in the year of modification and will be assessed periodically for continued impairment.
Loans whose contractual terms have been modified in a TDR and are current at the time of the restructuring remain on accrual status if there is demonstrated performance prior to the restructuring and repayment in full under the restructured terms is expected. Otherwise, the loans are placed on nonaccrual status and reported as nonperforming until there is sustained repayment performance for a reasonable period, generally six months. TDRs that are on accrual status are reported as performing TDRs through the end of the calendar year in which the restructuring occurred or the year in which the loans are returned to accrual status. In addition, if a TDR bears less than a market rate of interest at the time of modification but is accruing, it is considered performing but will remain a TDR throughout the remaining life of the loan.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Nonperforming Loans, Charge-Offs and Delinquencies
Nonperforming loans generally include loans that have been placed on nonaccrual status (including nonaccrual TDRs). Loans within all portfolio sectors are generally placed on nonaccrual status and classified as nonperforming at 90 days past due, or when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due. Accrued interest receivable is reversed when a loan is placed on nonaccrual status. Interest collections on nonaccruing loans for which the ultimate collectability of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to interest income when received (or to other income for interest related to prior fiscal years). These loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
The entire balance of a loan is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.
The outstanding loan balance of a nonperforming loan that is in excess of the estimated collateral value is generally charged off no later than the end of the month in which the loan becomes 90 days past due.
For loans in the Real Estate sector, the estimated collateral value is determined utilizing appraisals or broker price opinions of the fair value of the property, less estimated costs to sell. For loans in the Commercial, Agriculture and Consumer sectors, the fair value of the collateral is estimated by management based on current financial information, inspections, and appraisals.
Financial Instruments
In the ordinary course of business, the Company has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.
Premises and Equipment
Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Computer software programs, including software developed for internal use, are amortized over their estimated useful lives.
The estimated useful lives for each major depreciable classification of premises and equipment are generally as follows:

Bank premises	10-40 years
Furniture and equipment	4-7 years
Software	3-10 years
Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure. Write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. Foreclosed assets are subsequently carried at the lower of their new cost basis or estimated fair value less cost to sell. Costs of significant improvements are capitalized, whereas costs relating to holding the foreclosed assets are expensed. Valuations are periodically performed by management, and if fair value changes materially subsequent to acquisition, the adjustment is recorded in the consolidated statement of income.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash Surrender Value of Life Insurance
The Company has purchased life insurance policies on certain employees of the Company. Life insurance policies are initially recorded at cost at the date of purchase. Subsequent to purchase, the policies are periodically adjusted for changes in contract value. The adjustment to contract value increases or decreases the carrying value of the policies and is recorded as an income or expense on the consolidated statement of income.
Goodwill and Other Identifiable Intangible Assets
Goodwill results from business combinations and is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is determined to have an indefinite life and is not amortized; rather, it is tested for impairment at least annually or more frequently if events and circumstances exist that indicate an impairment test should be performed.
A qualitative assessment may be performed to determine whether the existence of events or circumstances leads to a determination that is more likely than not that the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value or if the qualitative assessment is bypassed, a quantitative impairment test will be performed to determine if goodwill is in fact impaired and then written down at that time. Subsequent increases in goodwill value, if any, are not recognized in the financial statements.
Other identifiable intangible assets recorded by the Company relate to naming rights, customer lists and core deposits. Intangible assets with lives which may be reasonably estimated are amortized over those lives. Intangible assets with indefinite lives are not amortized. Such assets are periodically evaluated as to the recoverability of their carrying values, while considering their materiality.
Equity Securities
Equity securities with readily determinable fair values are included in “equity investments” on the consolidated balance sheet and stated at fair value with holding gains and losses reported in income as a component of noninterest income. Equity securities without readily determinable fair values are recorded based on cost (less impairment, if any), equity or proportional amortization methods, depending on the investment’s structure.
Federal Home Loan Bank
The Company's investment in Federal Home Loan Bank (FHLB) stock is an equity investment carried at cost, which approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Company may request redemption at par value of any stock in excess of the amount it is required to hold. Stock redemptions are made at the discretion of the FHLB.
Preferred Stock
The Company has the authority to issue up to 5,000,000 shares of preferred stock for various purposes as determined by the Board of Directors, including making future acquisitions, raising additional equity capital and financing.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Stock-Based Compensation Plans
Compensation expense for stock-based awards to employees and directors is based on the fair value of such awards and is generally recognized over the required service period, which is usually defined as the vesting period. Stock options and restricted stock qualify as equity-classified awards, under which the fair value of each grant is determined at the grant date, and that grant-date value is the amount recognized as expense over the service period. Stock appreciation rights (SARs) are accounted for under the liability method: the fair value of each vested SAR outstanding is estimated as of each balance sheet date, and the change in that liability from period to period is the amount recognized as expense. Fair value for stock options (at date of grant) and for SARs (at each balance sheet date) is based on the Black-Scholes model. The fair value for restricted stock is generally based on valuations of the Company's stock.
Advertising
Advertising costs are expensed as incurred. Advertising and related expenses for the year ended December 31, 2021, was $3,630,000.
Income Taxes
The Company’s income tax expense consists of current and deferred components. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rate and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.
Deferred tax assets related to uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that a tax position will be realized or sustained upon examination. A tax position that meets the “more likely than not” recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. This determination considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company recognizes interest and penalties, if any, on income taxes as a component of income tax expense. The Company files income tax returns in the U.S. federal jurisdiction. The Company files consolidated income tax returns with its subsidiaries. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2015.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) is recognized as a separate component of shareholders’ equity and includes unrealized gains and losses on securities available for sale, net of tax.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters not already reflected in the consolidated balance sheet which would have a material effect on the financial statements.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, “Leases.” ASU No. 2016-02 was also amended by ASU No. 2018-11, ASU No. 2018-20, and ASU No. 2021-09 which, among other changes, allow an optional transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP. The amendments in ASU No. 2016-02 require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date:
•A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and
•A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.
Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, “Revenue from Contracts with Customers.”
Upon adoption of ASU No. 2016-02, ASU No. 2018-11, ASU No. 2018-20, and ASU No. 2021-09 on January 1, 2022, we recognized right-of-use assets and related lease liabilities totaling $7.6 million and $8.2 million, respectively. We elected to apply certain practical expedients provided under ASU No. 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also did not apply the recognition requirements of ASU No. 2016-02 to any short-term leases (as defined by related accounting guidance). We accounted for lease and non-lease components separately because such amounts are readily determinable under our lease contracts. We utilized the modified-retrospective transition approach prescribed by ASU No. 2018-11.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” Among other things, this ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Company will then use forward-looking information to better determine credit loss estimates. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities, primarily related to impairment measurement, and purchased financial assets with credit deterioration. The Company is evaluating the impact of ASU No. 2016-13 on the financial statements. The impact is expected to be material to the Company’s financial position and results of operations; however, the Company has yet to determine the extent of the impact. In April 2019, ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” was issued to address certain codification improvements and to provide certain accounting policy elections related to accrued interest as well as disclosure related to credit losses, among other things. In May 2019, ASU No. 2019-05, “Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief,” was issued to provide transition relief in connection with the adoption of ASU No. 2016-03 whereby entities would have the option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. Effective with the issuance of ASU No. 2019-10, “Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” the effective date of this guidance for the Company is January 1, 2023.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recent Accounting Pronouncements (continued)
In March 2021, the FASB issued ASU No. 2021-013-13, “Intangibles – Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events.” The amendment provides an accounting alternative that allows private companies and not-for-profit organizations to perform a goodwill triggering event assessment, and any resulting test for goodwill impairment, as of the end of the reporting period, whether the reporting period is an interim or annual period. It eliminates the requirement for companies and organizations that elect this alternative to perform this assessment during the reporting period, limiting it to the reporting date only. The scope of the alternative is limited to goodwill that is tested for impairment in accordance with Subtopic 350-20, Intangibles - Goodwill and Other - Goodwill.
This guidance was effective for the Company on January 1, 2021. The amendment did not have a material impact on the Company’s financial position, results of operations or cash flows.
Subsequent Events
Subsequent events have been evaluated through May 20, 2022, which is the date the audited consolidated financial statements were issued, and no subsequent events requiring financial statement recognition or disclosure were noted, except as follows: effective April 1, 2022, pursuant to an Agreement and Plan of Merger, dated as of September 15, 2021, as subsequently amended, Bancshares and the Bank merged with and into Home BancShares, Inc. (HOMB) and its subsidiary bank, Centennial Bank, in an all-stock transaction, and with HOMB and Centennial Bank as the surviving entities. See Note 12, Employee Benefit Plans, for various stock-based compensation effects of the merger.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 2 - SECURITIES
The amortized cost and fair value of securities classified as available for sale, with gross unrealized gains and losses, follows as of December 31, 2021 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
U.S. government and agency	$29,640	$188	$(49)	$29,779
Mortgage-backed securities	122,557	154	(2,368)	120,343
State and political subdivisions	1,193,929	32,186	(11,333)	1,214,782
Collateralized mortgage obligations	277,514	1,576	(3,301)	275,789
Asset-backed securities	80,418	620	(207)	80,831
Other debt securities	30,805	19	(443)	30,381
Total securities available for sale	$1,734,863	$34,743	$(17,701)	$1,751,905
Mortgage-backed securities and collateralized mortgage obligations included in the above table were issued by U.S. government agencies and corporations and include residential and commercial instruments.
Proceeds from sales of debt securities and gross gains and losses for the year ended December 31, 2021 were as follows (in thousands):

Proceeds from sales	$112,934
Gross realized gains	918
Gross realized losses	(160)
At December 31, 2021, debt securities with a carrying value of $1,053,524,000 was pledged to secure public deposits, trust deposits, and for other purposes required or permitted by law.
The amortized cost and fair value of debt securities available for sale at December 31, 2021 is shown below by contractual maturity (in thousands). Expected maturities may differ from contractual maturities for issuers who have the right to call or prepay obligations with or without penalties. Mortgage-backed securities, collateralized mortgage obligations, and asset-backed securities are shown separately since they are not due at single maturity dates.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$657	$673
Due after one year through five years	19,385	19,702
Due after five years through ten years	912,054	937,802
After ten years	322,278	316,765
Mortgage-backed securities	122,557	120,343
Collateralized mortgage obligations	277,514	275,789
Asset-backed securities	80,418	80,831
	$1,734,863	$1,751,905

 HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 2 - SECURITIES (continued)
At December 31, 2021, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders’ equity.
The following tables show information regarding securities available for sale with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 (in thousands):

	Less Than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. government and agency	$9,917	$49	$—	$—	$9,917	$49
Mortgage-backed securities	70,506	1,267	41,121	1,101	111,627	2,368
State and political subdivisions	496,441	10,285	28,100	1,048	524,541	11,333
Collateralized mortgage obligations	154,776	2,409	27,762	892	182,538	3,301
Asset-backed securities	28,187	189	2,497	18	30,684	207
Other debt securities	26,862	443	—	—	26,862	443
Total	$786,689	$14,642	$99,480	$3,059	$886,169	$17,701
Unrealized losses are generally due to changes in interest rates. The Company intends to hold these securities until maturity or until value recovers, and it is more likely than not that the Company will not have to sell these securities before the recovery of their cost basis. Consequently, the unrealized losses detailed in the table above are deemed to be temporary, and no impairment losses have been realized in the consolidated income statement.
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES
A summary of the December 31, 2021 balances of loans follows (in thousands):

Commercial	$703,207
Real estate - other	1,944,028
Real estate - 1-4 family	634,336
Agricultural	329,187
Consumer	35,315
Loans Receivable	3,646,073
Net deferred loan origination fees	(16,518)
Gross loans	3,629,555
Less: allowance for loan losses	(41,224)
Loans, net	$3,588,331
As of December 31, 2021, discounts, net of premiums, related to acquired loans were approximately $6,867,000 and are included as a net reduction in the loan receivable balances above.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses
The following tables set forth information regarding the activity in the allowance for loan losses by portfolio sector for 2021 (in thousands):

	Beginning Balance	Charge-offs	Recoveries	Change In Provision	Ending Balance
Commercial	$17,395	$(2,563)	$872	$(5,413)	$10,291
Real estate - other	29,738	(897)	383	(7,160)	$22,064
Real estate - 1-4 family	272	(70)	16	98	$316
Agriculture	6,856	(42)	31	1,158	$8,003
Consumer	594	(1,720)	979	697	$550
Total	$54,855	$(5,292)	$2,281	$(10,620)	$41,224
The following table details the allowance for loan losses and recorded investment in loans by portfolio sector for 2021 (in thousands):
Allowance for Loan Losses:

	On loans evaluated for impairment:
	Individually	Collectively	Acquired with deteriorated credit	Total
Commercial	$781	$9,510	$—	$10,291
Real estate - other	1,068	20,996	—	22,064
Real estate - 1-4 family	74	242	—	316
Agriculture	—	8,003	—	8,003
Consumer	—	550	—	550
Total	$1,923	$39,301	$—	$41,224
Loans Receivable:

	Evaluated for impairment:
	Individually	Collectively	Acquired with deteriorated credit	Total
Commercial	$40,937	$661,727	$543	$703,207
Real estate - other	34,005	1,901,672	8,351	1,944,028
Real estate - 1-4 family	1,308	633,028	—	634,336
Agriculture	—	329,182	5	329,187
Consumer	—	35,314	1	35,315
Total	$76,250	$3,560,923	$8,900	$3,646,073
Included in collectively evaluated above is a total of $353,985,000 purchased non-impaired loans (including $93,000 of nonaccrual loans), and $2,397,000 of impaired loans made up of loans with principal balances below $250,000 each.
Risk Characteristics
Risk characteristics applicable to each sector of the loan portfolio include the following:
Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations. Energy loans are included in this sector.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Risk Characteristics (continued)
The commercial portfolio also includes loans to customers for the Paycheck Protection Program (PPP) created by Congress in the CARES Act during 2020 to help businesses during the COVID-19 pandemic. As of December 31, 2021, the Company had $83,287,000 of PPP loans outstanding, net of $4,438,000 of net unearned deferred fees. Loans that meet the criteria set by the Small Business Administration (SBA) and the CARES Act will be forgiven. As of December 31, 2021, there was minimal credit risk related to the PPP loans based on SBA guarantees. The remaining unforgiven loans are fully guaranteed by the SBA.
Real Estate - Other: Primary categories in this real estate sector of the loan portfolio are commercial real estate, construction, ranch, farm land and land development.
Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on cash flow generated from lease income of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the borrower’s market area.
Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the borrower’s market area.
Real Estate - 1-4 Family: The residential real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the borrower’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Agriculture: Agricultural loans are subject to underwriting standards and processes similar to commercial loans. These agricultural loans are based primarily on the underlying collateral provided by the borrower. Most agricultural loans are secured by the agriculture-related assets being financed, such as cattle or equipment, and include personal guarantees.
Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors such as unemployment and general economic conditions in the Company’s market areas and the creditworthiness of a borrower.
COVID-19 Risks
The Texas economy, specifically in the Company’s lending areas, started to show improvement by mid-2020 following unprecedented declines caused by the pandemic. During the fourth quarter of 2020, COVID-19 infections increased in Texas which disrupted the budding economic recovery. During 2021, the COVID-19 vaccination roll-out ramped up, which helped the Texas economy to improve from the fourth quarter of 2020. The pandemic crisis has been impactful and the timing and magnitude of recovery cannot be predicted. The risk of loss associated with all segments of the portfolio could increase due to these factors.
Asset Quality
The Company monitors credit quality within its loan portfolio based on primary credit quality indicators on an ongoing basis. All of the Company's loans are evaluated, either individually or as part of groups of homogenous smaller loans, and identified either as pass or as criticized.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Asset Quality (continued)
The classification of loans reflects a judgment about the risks of default and loss associated with the loans. Ratings are adjusted to reflect management’s assessment of the degree of risk and loss inherent in each credit.
The methodology is structured so that specific allocations in the allowance for loan losses are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).
Pass rated refers to loans that are not considered criticized.
Criticized loans pose an elevated risk and may have a high probability of default or total loss. These loans are further subdivided into risk ratings of special mention, substandard, doubtful or loss.
Loans rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that the Company generally expects to experience significant loss within the short term. Such loans typically maintain the ability to perform within standard credit terms.
Loans rated substandard are those for which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or for which important weaknesses exist in collateral. Prompt corrective action is therefore required to strengthen the Company's position, to reduce exposure, and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such loans and a serious evaluation of the secondary support is performed.
Loans rated doubtful are those for which full collection of principal appears highly questionable, and for which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain, or for which other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Loans rated doubtful are generally also placed on nonaccrual.
Loans rated loss are those that are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off as a basically worthless asset even though partial recovery may occur in the future.
During the year ended December 31, 2021, there were no changes to the Company’s loan risk grading system definitions.
The following table sets forth information regarding the internal classification of the loan portfolio as of December 31, 2021 (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial	$680,259	$5,903	$16,627	$418	$—	$703,207
Real estate - other	1,839,791	60,450	43,787	—	—	1,944,028
Real estate - 1-4 family	627,171	249	6,916	—	—	634,336
Agriculture	308,356	6,155	14,676	—	—	329,187
Consumer	35,113	—	202	—	—	35,315
Total	$3,490,690	$72,757	$82,208	$418	$—	$3,646,073
The Company has acquired certain loans which had experienced credit deterioration since origination (see Note 17, Acquisitions). Such loans are considered purchased credit impaired (or PCI) loans under GAAP.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Asset Quality (continued)
The Company has included PCI loans in the above grading tables. The following provides additional detail on the grades applied to those loans (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2021	$1,821	$2,595	$4,413	$71	$—	$8,900
PCI loans may remain on accrual status to the extent the company can reasonably estimate the amount and timing of expected future cash flows. Nonaccrual PCI loans were $2,255,000 at December 31, 2021. These loans are returning a market rate of return given the accretable yield.
The following table sets forth information regarding nonaccrual loans, excluding loans acquired with deteriorated credit quality as of December 31, 2021 (in thousands):

Commercial	$11,150
Real estate - other	13,978
Real estate - 1-4 family	623
Agriculture	207
Consumer	107
$26,065
The following table sets forth information regarding delinquencies as of December 31, 2021 (in thousands):

	30-89 Days Past Due	90 Days and Greater	Total Past Due	Current Loans	Total Loans Receivable	Accruing Loans 90 or More Days Past Due
Commercial	$2,256	$150	2,406	$700,258	$702,664	$5
Real estate - other	1,889	—	1,889	1,933,788	1,935,677	—
Real estate - 1-4 family	7,560	996	8,556	625,780	634,336	603
Agriculture	10	—	10	329,172	329,182	—
Consumer	90	107	197	35,117	35,314	—
	11,805	1,253	13,058	3,624,115	3,637,173	608
Acquired with deteriorated credit quality	—	—	—	8,900	8,900	—
	$11,805	$1,253	$13,058	$3,633,015	$3,646,073	$608
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans (generally those on nonaccrual) and loans modified in troubled debt restructurings when concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Asset Quality (continued)
The following table sets forth information regarding the recorded investment for impaired loans, excluding loans acquired with deteriorated credit quality as of December 31, 2021 (in thousands):

Nonaccrual loans (other than TDRs)	$18,155
Troubled debt restructurings:
Accruing	2,474
Not accruing	7,910
Other	50,201
$78,740
Included in "Other" above are loans deemed impaired which are neither nonaccrual nor TDRs, including $49,870,000 that meet the criteria for Section 4013 TDRs under the CARES Act.
The following is a summary of information pertaining to impaired loans (excluding loans acquired with deteriorated credit quality) as of and for the year ended December 31, 2021 (in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized Accrual Basis	Interest Income Recognized Cash Basis
With no related allowance:
Commercial	$38,200	$37,665	$—	$21,724	$2	$—
Real estate - other	27,820	27,820	—	25,886	12	—
Real estate - 1-4 family	1,297	1,297	—	1,488	—	—
Agriculture	207	207	—	227	—	—
Consumer	107	107	—	107	—	—
With a related allowance:
Commercial	4,607	4,607	781	2,483	—	—
Real estate - other	5,887	6,672	1,068	6,289	87	—
Real estate - 1-4 family	365	365	74	183	—	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Commercial	42,807	42,272	781	24,207	2	—
Real estate - other	33,707	34,492	1,068	32,175	99	—
Real estate - 1-4 family	1,662	1,662	74	1,671	—	—
Agriculture	207	207	—	227	—	—
Consumer	107	107	—	107	—	—
	$78,490	$78,740	$1,923	$58,387	$101	$—
The unpaid principal balances above include amounts previously charged off.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Asset Quality (continued)
Following is a summary of loans modified under troubled debt restructurings (excluding acquired loans) during 2021 (in thousands):

	Number	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Type of Modification
				Interest Only	Term	Combination	Total Modification
Commercial	1	$791	$791	$—	$—	$791	$791
Real estate - other	—	—	—	—	—	—	—
Real estate - 1-4 family	—	—	—	—	—	—	—
Agriculture	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Total	1	791	791	—	—	791	791

The impact of the recognition of the troubled debt restructurings described above increased the allowance for loan losses by $246,000 and resulted in no charge-offs during the year ended December 31, 2021. The Company has no material commitments to lend additional funds to these debtors.
There were no loans modified under troubled debt restructurings in default during the year ended December 31, 2021.
Under Section 4013 of the CARES Act, banks may elect relief from certain accounting requirements relating to loan restructurings if the loan modification is COVID-related, is not more than 30 days past due as of December 31, 2019 and if modification occurs during the national emergency. The Company's TDR loans noted above do not include loans that are modifications to borrowers impacted by COVID. As of December 31, 2021, the Company had $50,494,000 impaired due to COVID ($49,870,000 that meet the criteria for Section 4013 TDRs under the CARES Act, and $624,000 included in PCI loans).
The following table summarizes the outstanding balance and related carrying amount of PCI loans acquired as of December 31, 2021 (in thousands):

	Centennial	Tahoka	Total
Outstanding balance	$11,156	$687	$11,843
Nonaccretable difference	(284)	(247)	(531)
Accretable yield	(2,412)	—	(2,412)
Carrying amount	$8,460	$440	$8,900
There was no allocation established in the allowance for loan losses relating to PCI loans as of December 31, 2021.
The changes in accretable yield during the year ended December 31, 2021 in regards to loans transferred at acquisition, for which it was probable that all contractually required payments would not be collected, are presented in the table below (in thousands):

Beginning balance	$340
Accretion	(1,896)
Reclassification from nonaccretable	3,968
Ending balance	$2,412

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 4 - PREMISES AND EQUIPMENT
A summary for 2021 year-end cost and accumulated depreciation of premises and equipment follows (in thousands):

Land	$21,231
Bank Premises	152,056
Furniture, equipment and software	72,445
Construction in progress	4,900
250,632
Accumulated depreciation and software amortization	(102,545)
$148,087
Depreciation expense for 2021 amounted to $9,922,000 and is included in “occupancy and equipment expense, net” on the consolidated statement of income. Software amortization for 2021 amounted to $1,543,000 and is included in "data processing" on the consolidated statement of income.
As of December 31, 2021, construction in progress (CIP) includes approximately $670,000 related to land projects intended for potential new branch sites. The remaining balance in CIP relates to building remodeling and upgrades for purchased and existing branches including the Headquarters Property; although the cost to complete individual projects cannot be estimated, management concludes that the total cost for all current projects will not exceed $1 million.
The Bank has several operating leases with tenants, primarily in its Headquarters Property but also in a few branches. These leases expire within the next ten years and generally contain renewal options for periods ranging from one year to five years. Rental income of $3,598,000 for 2021 related to these operating leases is reflected as a reduction in "occupancy and equipment expense, net" on the consolidated statement of income. As of December 31, 2021, the cost and accumulated depreciation of the properties with operating leases included in the summary above were $90,842,000 and $22,997,000, respectively.
Future minimum noncancellable lease payments due to the Bank as lessor are as follows (in thousands):

2022	$2,597
2023	1,952
2024	1,789
2025	1,466
2026	977
Thereafter	2,041
$10,822

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 5 - OTHER REAL ESTATE OWNED
A summary of the 2021 year-end balances of other real estate owned is presented below (in thousands):

1-4 family residential	$108
Nonfarm nonresidential	85
Total other real estate owned	$193
Costs of operation and other expenses applicable to other real estate owned net of associated income and gains, included in “other expense” on the consolidated income statements, were as follows for 2021 (in thousands):

Net gain on sales of real estate	$(994)
Write-downs	10
Operating expenses, net of income	272
Net reduction in "other expense"	$(712)
NOTE 6 - GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS
Goodwill
A summary of goodwill for 2021 follows (in thousands):

Beginning balance	$126,114
Goodwill recorded during year	3,679
Ending balance	$129,793
The change of $3,679,000 during 2021 relates to the acquisitions of First Bank of Muleshoe and First National Bank of Tahoka. Further details are included in Note 17, Acquisitions.
A goodwill impairment test conducted in 2021 produced no changes in the carrying amount of goodwill.
Other Identifiable Intangible Assets
A summary of 2021 year-end gross carrying amounts and accumulated amortization of intangible assets other than goodwill follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Balances
Core deposits	$4,589	$1,838	$2,751
Naming rights	8,340	732	7,608
Customer list	1,250	528	722
	$14,179	$3,098	$11,081

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 6 - GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (continued)
Other Identifiable Intangible Assets (continued)
The following table summarizes the core deposits intangibles (other than those which are fully amortized) as of December 31, 2021 (in thousands). Further details are included in Note 17, Acquisitions.

Year Acquired	Gross Carrying Amount	Amortization Period (years)	Accumulated Amortization	Description
2019	$1,509	10	$649	First State Bank & Trust of Seymour
2020	685	6	345	First State Bank of Mobeetie
2020	1,855	6	751	Centennial Bank
2021	310	6	71	First Bank of Muleshoe
2021	230	8	22	First National Bank of Tahoka
	$4,589		$1,838
The following table summarizes the naming rights intangibles as of December 31, 2021 (in thousands):

Year Acquired	Gross Carrying Amount	Amortization Period (years)	Accumulated Amortization	Description
2015	$1,000	40	$94	Collegiate sporting venue
2017	250	10	100	Performing arts center
2017	2,500	50	192	University building project
2018	100	20	19	Non-profit facility
2018	100	10	36	Non-profit facility
2019	2,500	50	117	University building project
2019	100	10	22	Non-profit facility
2019	140	10	31	Non-profit facility
2020	50	10	50	University building project
2020	100	10	15	Non-profit facility
2020	1,000	15	18	High School sporting venue
2020	200	10	12	Community center
2021	200	10	18	Community theater
2021	100	10	8	Non-profit facility
	$8,340		$732
A commitment of $1,000,000 is outstanding related to a high school sporting venue that is payable upon receipt of project completion verification.
The following table summarizes the customer list intangibles as of December 31, 2021 (in thousands):

Year Acquired	Gross Carrying Amount	Amortization Period (years)	Accumulated Amortization	Description
2020	$1,250	5	$528	Investment firm

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 6 - GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (continued)
Amortization Expense
Amortization expenses related to these intangibles was $1,668,000 for 2021.
At December 31, 2021, the expected amortization expense related to intangible assets for each of the following five years is as follows (in thousands):

2022	$1,539
2023	1,289
2024	1,040
2025	790
2026	569
Total	$5,227
NOTE 7 - EQUITY INVESTMENTS
The Company invests in various entities including partnerships and limited liability companies. Certain investments relate to business arrangements with key counterparties (including the Federal Reserve Bank, the Federal Home Loan Bank and a key correspondent bank). Others provide income opportunities, Community Reinvestment Act benefits, or both. Marketable equity securities are carried at fair value, but active markets do not exist for the remaining investments. Equity securities without readily determinable fair values are recorded based on cost (less impairment, if any), equity or proportional amortization methods, depending on the investment’s structure. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying value. During 2021, no impairment charges were recorded.
The following table presents the carrying value for these investments at December 31, 2021 (in thousands):

	2021	Accounting Method
Federal Home Loan Bank stock	$4,538	Cost
Correspondent bank stock	1,783	Cost
Preferred unit investment in a single Community Development Financial Institution (CDFI)	10,000	Cost
Other preferred equity investments	2,847	Cost
Partnership and similar investments	10,051	Equity Method
Investment in qualified affordable housing project	508	Proportional Amortization
Marketable equity securities at fair value	2,208	Fair Value
Total equity investments	$31,935
Income from these investments is included in “other income” on the consolidated statement of income. Unrealized holdings gains/losses related to the marketable equity securities are listed separately in "net holding loss on marketable equity securities " on the consolidated statement of income.
Equity securities without readily determinable fair values are recorded based on cost (less impairment, if any), equity or proportional amortization methods, depending on the investment’s structure.
Under the cost method of accounting for investments, the net accumulated earnings of an investee subsequent to the date of investment are recognized by the Company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021

NOTE 7 - EQUITY INVESTMENTS (continued)
Under the equity method, the Company records the initial investment at cost, and then that value is periodically adjusted to reflect the changes in value due to the Company’s share in the investee's income or losses and dividend distributions. The Company periodically analyzes investments for impairment.
Under the proportional amortization method, the Company amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits allocated to the Company.
Income from affordable housing projects is included as an adjustment to income tax expense and includes amortization of the Company's investment, tax benefit of loss deductions and tax credits.
The Bank purchased $10,000,000 of preferred units during 2017 in a single CDFI. This CDFI's primary purpose is to provide home loans to low and moderate income borrowers in one of the Bank's Community Reinvestment Act assessment areas.
The Company is a member bank of the Federal Home Loan Bank and is required to purchase stock based on a percentage of its borrowings. During 2021, the Company purchased stock of $443,400. Stock is restricted and can only be sold back to the company when owned in excess of required amounts. The company received stock dividends of $26,500 during 2021.
NOTE 8 - DEPOSITS
The aggregate amount of time deposits greater than $250,000 at December 31, 2021 was $147,977,000.
At December 31, 2021, the scheduled maturities of time deposits were as follows (in thousands):

2022	$325,905
2023	41,615
2024	18,546
2025	6,178
2026	7,845
Thereafter	—
Total	$400,089
NOTE 9 - BORROWINGS
Federal Home Loan Bank Advances
The following table summarizes Federal Home Loan Bank (FHLB) advances as of December 31, 2021 (dollars in thousands):

	Amount	Weighted Average Rate
Maturing within one year	$252	6.46%
Maturing one year through two years	29	1.45%
Maturing two years through three years	—	—%
Maturing three years through four years	18,000	0.71%
Maturing four years through five years	8,000	1.20%
Maturing six years and thereafter	48,042	3.35%
Total	$74,323	2.49%

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 9 - BORROWINGS (continued)
Each advance bears a fixed rate of interest and includes prepayment penalties.
The Bank has pledged FHLB stock and certain mortgage loans free of pledges, liens and encumbrances as collateral for advances. Loans with carrying values of approximately $2,447,439,000 were pledged as collateral for outstanding advances at December 31, 2021.
Short-Term Borrowings & Lines of Credit
The Bank periodically borrows funds on a short-term basis. Such borrowings may include FHLB advances (with maturities less than a year), Federal Funds purchased, or securities sold under repurchase agreements. Other than FHLB advances with maturities less than a year, there were no short-term borrowings outstanding at December 31, 2021.
On April 19, 2021, the Company entered into a $60 million line of credit with a correspondent bank. The line matures April 19, 2028. The line of credit bears interest at the prime rate (currently 3.50%). There was no balance outstanding as of December 31, 2021. Interest expense was $0 for 2021.
At December 31, 2021, the Bank has two unsecured lines of credit totaling $50,000,000 for the purchase of Federal Funds from correspondent banks. The lines are in the amount of $25,000,000 each and do not have expiration dates. A third unsecured line in the amount of $50,000,000 matured on June 20, 2021 at which time the Bank renewed and increased the line of credit by $25,000,000. The line matures April 30, 2022. The rate of interest for an advance on the lines of credit is set at the time of such advance and is based on the market rates prevailing at that time. There were no advances outstanding on any of the lines of credit as of December 31, 2021.
Subordinated Debentures
On December 31, 2003, the Company completed the private placement of $10,310,000 in subordinated debentures to Happy Capital Trust I (the Trust). The Trust funded the purchase of the subordinated debentures through the sale of trust preferred securities with a liquidation value of $10,310,000. Using interest payments made by the Company on the debentures, the Trust began paying quarterly dividends to preferred security holders on April 7, 2004. The annual percentage rate of the interest payable on the subordinated debentures and distributions payable on the preferred securities is 3-Month LIBOR plus 2.85% (2.97% at December 31, 2021). Dividends on the preferred securities are cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in December 2034 unless the Company elects and obtains regulatory approval to accelerate the maturity date.
In the Signature Bank merger, the Company assumed the $2,165,000 in floating rate Preferred Capital Securities originally issued in February 2004 through Signature Capital Trust, a statutory business trust and wholly-owned subsidiary of the Company. As guarantor, the Company unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the preferred capital securities, the redemption price when a capital security is called for redemption, and amounts due if a trust is liquidated or terminated. The Preferred Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 4% (4.12% at December 31, 2021). The Preferred Capital Securities are subject to mandatory redemption in whole or in part upon repayments of the debentures at the stated maturity in the year 2034 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Preferred Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption.
In the Centennial Bank merger, the Company assumed the $6,083,000 in floating rate Cumulative Trust Preferred Securities originally issued in September 2006 through HaleCo, a statutory business trust and wholly-owned subsidiary of the Company. As guarantor, the Company unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the preferred capital securities, the redemption price when a capital security is called for redemption, and amounts due if a trust is liquidated or terminated. The Cumulative Trust Preferred Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 1.7% (1.91% at December 31, 2021). The Cumulative Trust Preferred Capital Securities are subject to mandatory redemption in whole or in part upon repayments of the debentures at the stated maturity in the year 2036 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Cumulative Trust Preferred Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 9 - BORROWINGS (continued)
Subordinated Debentures (continued)
In the Centennial Bank merger, the Company assumed the $4,640,000 in floating rate the Cumulative Trust Preferred Securities originally issued in September 2007 through LubCo, a statutory business trust and wholly-owned subsidiary of the Company. As guarantor, the Company unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the preferred capital securities, the redemption price when a capital security is called for redemption, and amounts due if a trust is liquidated or terminated. The Cumulative Trust Preferred Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 2.2% (2.40% at December 31, 2021). The Cumulative Trust Preferred Capital Securities are subject to mandatory redemption in whole or in part upon repayments of the debentures at the stated maturity in the year 2037 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Cumulative Trust Preferred Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption.
Subordinated debentures related to trust preferred securities may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. The remainder of this and other subordinated debt is included in Tier 2 capital. There is no limitation for inclusion of subordinated debt in total risk-based capital and, as such, all subordinated debt was included in total risk-based capital.
For 2021, interest expense on the subordinated debentures was $748,000 (including premium amortization of $115,000). Debt financing costs are being amortized to the first call date of the debentures. Amortization of debt financing costs for 2021 was insignificant.
Included in “subordinated debentures” on the consolidated balance sheet as of December 31, 2021 is a reduction of $1,723,000 to reflect the estimated fair value of these liabilities assumed in the Centennial acquisition.
Subordinated Notes
In July 2020, the Company completed the private placement of $140,000,000 in subordinated notes. The notes have a maturity date of July 31, 2030 and carry a fixed rate of 5.500% for the first five years. Thereafter, the notes bear interest at 3-month Secured Overnight Funding Rate plus 5.435% resetting quarterly. Interest payments are due semiannually in January and July. The notes include a right of prepayment without penalty on or after July 31, 2025. The principal balance and all accrued but unpaid interest are due at the maturity date.
In January 2021, the Company paid the remaining principal and all accrued but unpaid interest of an additional $7,500,000 private placement subordinated note issued on September 30, 2015. The note had a maturity date of October 1, 2025 and carried a fixed rate of interest of 5.875% until maturity. Interest payments were due quarterly. The note included a right of prepayment without penalty on or after October 1, 2020.
These subordinated notes have been structured to qualify as Tier 2 capital for regulatory purposes. Interest expense on the subordinated notes was $8,088,000 for 2021 (including amortization of issuance costs of $474,000). Issuance costs for the most recent placement of $140,000,000 totaled $2,327,000 and will be amortized over the period from issuance to the date of earliest prepayment. The unamortized balance of total issuances costs was $1,658,000 as of December 31, 2021 and is reported on the consolidated balance sheet as a direct deduction from the face of the notes.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 9 - BORROWINGS (continued)
Subordinated Debentures (continued)
Maturities
The following table summarizes maturities of the Company’s borrowings as of December 31, 2021 (in thousands):

	FHLB Advances	Subordinated Debentures	Subordinated Notes	Total
Maturing within one year	$252	$—	$—	$252
Maturing one year through two years	29	—	—	29
Maturing two years through three years	—	—	—	—
Maturing three years through four years	18,000	—	—	18,000
Maturing four years through five years	8,000	—	—	8,000
Maturing six years and thereafter	48,042	21,475	138,342	207,859
Total	$74,323	$21,475	$138,342	$234,140
NOTE 10 - CAPITAL AND REGULATORY MATTERS
Regulatory Capital Requirements
The Company (as a bank holding company and on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting rules. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Furthermore, the Company's and Bank's regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total, Tier 1 and Common Equity Tier 1 capital (CET1) (each as defined in the regulations) relative to risk weighted assets (as defined), and of Tier 1 capital to average assets (as defined). The following table presents actual and required capital amounts (in thousands) and ratios as of December 31, 2021 for the Company and the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2021, including the Basel III capital conservation buffer. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. Management believes, as of December 31, 2021, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 10 - CAPITAL AND REGULATORY MATTERS (continued)
Regulatory Capital Requirements (continued)
The Company’s and the Bank’s actual regulatory capital amounts (in thousands) and ratios are presented in the table below:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions		Minimum Capital Requirement - Basel III Including Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2021
Total capital to risk-weighted assets	775,135	16.8%	370,086	8.0%	N/A	N/A	485,738	10.5%
Consolidated	558,314	12.1	369,669	8.0	462,086	10.0%	485,190	10.5
Happy State Bank
Tier 1 capital to risk-weighted assets
Consolidated	594,732	12.9	277,565	6.0	N/A	N/A	393,216	8.5
Happy State Bank	516,253	11.2	277,252	6.0	369,669	8.0	392,773	8.5
Common equity tier 1 capital to risk-weighted assets
Consolidated	573,257	12.4	208,173	4.5	N/A	N/A	323,825	7.0
Happy State Bank	516,253	11.2	207,939	4.5	300,357	6.5	323,460	7.0
Tier 1 capital to average assets (leverage ratio)
Consolidated	594,732	9.2	259,238	4.0	N/A	N/A	259,238	4.0
Happy State Bank	516,253	8.0	259,036	4.0	323,795	5.0	259,036	4.0
As of December 31, 2021, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized," the Bank must maintain minimum total risk based, Tier 1 risk based, CET1 risk-based and Tier 1 leverage ratios as set forth in the table. Prompt corrective action provisions are not applicable to bank holding companies.
Capital Activity
During 2021, the Company issued $4,313,000 of common stock to the ESOP (see Note 12, Employee Benefit Plans).
In January 2021, the Company paid the outstanding balance associated with the September 2015 issuance of a $7,500,000 private placement subordinated note.
Banking regulations may limit the amount of dividends that the Bank may pay to the Company. Specifically, approval by regulatory authorities is required if the effect of dividends declared would cause the Bank’s capital to fall below specified levels, or if dividends declared exceed the Bank’s retained earnings. These limitations on the Bank’s ability to pay dividends to the Company could limit the Company's ability to pay dividends to its shareholders. During 2021, the Bank paid dividends of $180,000,000 to the Company; these were eliminated in consolidation. Regulatory approval was not required for the dividends.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 11 - COMMITMENTS AND CONTINGENCIES
Off-Balance Sheet Arrangements
The Company is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the audited consolidated balance sheet. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.
As of December 31, 2021, the approximate amounts of these financial instruments were as follows (in thousands):

Commitments to extend credit	$1,503,240
Standby letters of credit	62,829
$1,566,069
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, may require payment of a fee, and may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Most letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments if deemed necessary.
The Company has no other off-balance sheet arrangements; nor does it have any transactions, other than those reflected in the consolidated financial statement, with unconsolidated, special purpose entities where those transactions would expose the Company to liability.
Other
Future minimum lease payments due from the Bank as lessee are as follows as of December 31, 2021 (in thousands):

2022	$1,332
2023	1,034
2024	758
2025	469
2026	129
Thereafter	347
$4,069
Rent expense under all noncancellable operating lease obligations, net of sublease rentals, is included in "occupancy and equipment expense, net" on the consolidated statement of income. Rental expense on noncancellable operating leases for the year ended December 31, 2021 is as follows (in thousands):

Minimum rentals	$1,806
Less: sublease rentals	(139)
$1,667

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 11 - COMMITMENTS AND CONTINGENCIES
Other (continued)
Various legal claims arise from time to time in the normal course of business. As of December 31, 2021, such claims asserted against the Company will not, in the opinion of management, have a material effect on the Company's financial condition, results of operations or cash flows.
NOTE 12 - EMPLOYEE BENEFIT PLANS
Employee Stock Ownership Plan
The Company sponsors an Employee Stock Ownership Plan (ESOP) which contains Code Section 401(k) provisions. Employees are generally eligible to participate on January 1st, July 1st, or other dates that may be selected by the Company following their initial date of service, provided that the employee has attained the age of 18 and is employed in a position requiring at least 1,000 hours of service for the plan year. The Company may make matching contributions, discretionary basic contributions, or discretionary additional contributions. The Company contribution is based on the employee's annual compensation.
Employer matching contributions are included in "salaries and employee benefits" in the consolidated statement of income and was $3,495,000 for 2021. The ESOP had no unearned shares or shares committed to be released at December 31, 2021. The ESOP owned 1,563,423 shares at December 31, 2021 and these shares are included in the total of shares outstanding for purposes of computing earnings per share for the Company. The ESOP purchased 88,397 shares, approximately $4,313,000, during 2021.
On March 31, 2022, the Company terminated the ESOP in conjunction with the Home BancShares Inc. (HOMB) merger, see Subsequent Events section in Note 1. At legal close of the HOMB transaction, 100% of the Company stock in the ESOP was exchanged for HOMB shares at an exchange ratio of 2.17 HOMB shares for each share of Company stock. Consequently, the 1,563,423 shares of Company stock in the ESOP converted to 3,392,627 shares of HOMB stock. The value of HOMB stock, including all shares in the ESOP, is based on activity in the open market (HOMB stock trades on the New York Stock Exchange). Management is in the process of winding down the activities of the ESOP, including working with all participants for final distributions (including rollovers, as able) of holdings in the ESOP.
Deferred Compensation Agreements
The Company established non-qualified deferred compensation agreements covering certain employees and directors. The unfunded liabilities related to these agreements are based on predetermined postretirement benefits for each individual. Expense related to benefits accrued for these agreements is included in "salaries and employee benefits" in the consolidated statement of income and was $1,455,000 for 2021. The unfunded liability included in "accrued expenses and other liabilities" on the consolidated balance sheet amounted to $12,490,000 for December 31, 2021.
Stock-Based Compensation

Stock Options
The Company has entered into various stock option agreements that grant options to its directors, officers, and employees for up to 8,820,550 shares of common stock. Both incentive stock options and non-qualified stock options have been granted under the plans. The exercise price of each option equals the market price of the Company's stock on the date of grant. Vesting periods are generally five years from the date of grant with options expiring in ten years. The Company issues new shares for options when they are exercised.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 12 - EMPLOYEE BENEFIT PLANS
Stock-Based Compensation (continued)
Stock Options (continued)
Expense for the stock options is computed using the equity-classified awards method, under which the fair value of each option grant is calculated utilizing a Black-Scholes option-pricing model, and that value is recognized as expense (and as an equal increase in "additional paid-in capital" on the consolidated balance sheet) over the vesting period. Expense related to stock options is included in "salaries and employee benefits" in the consolidated statement of income and was $858,000 for 2021. Expense related to stock options for directors is included in "legal and professional fees" in the consolidated statement of income and was $176,000 for 2021. The combined stock option expense was $1,034,000 for 2021, and the associated income tax benefit was $217,000 for the same period. There were no modifications of the terms of any options during 2021. As of December 31, 2021 the unrecognized compensation expense for outstanding options was $299,000 and was expected to be recognized over a weighted-average period of 3.71 years. A result of the HOMB merger, see Subsequent Events section in Note 1, was that all unvested stock options vested immediately with the change of control; consequently, the $299,000 of previously-unrecognized expense was recognized in full at legal close. Further, the gain for each option, net of tax withholding, was converted to HOMB shares at legal close.
The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. There were no options granted during 2021.
An analysis of stock option activity is presented below for 2021:

	Number of Options	Weighted Exercise Price
Options outstanding, beginning of year	498,758	$40.94
Granted	—	—
Exercised	(66,547)	16.42
Forfeited	(1,720)	48.25
Expired	—	—
Options outstanding, end of year	430,491	44.71
Options exercisable, end of year	399,291	44.63
The total intrinsic value of outstanding options and outstanding exercisable options (all of which were in the money) was $3,324,000 and $3,112,000, respectively, at December 31, 2021 based on an estimated share value of $52.4272 (derived from HOMB's 20-day volume-weighted average price of $24.16 as of December 31, 2021, times the 2.17 exchange ratio).
The total intrinsic value of exercised options during 2021 was $2,450,000. Cash received from stock option exercises during 2021 was $1,093,000. The actual tax benefit for the tax deductions related to stock option exercises totaled $229,000 for the same period. Cash used to repurchase shares issued for option exercises during 2021 was $2,174,000. The Company expected to repurchase between 110,000 and 240,000 shares issued for option exercises during 2022, based on activity in prior periods. However, as a result of the HOMB merger, see Subsequent Events section in Note 1, all unvested stock options vested immediately with the change of control and all outstanding stock options at legal close converted to HOMB shares based on the gain in each option, less taxes withheld.
The information above regarding cash received from option exercises and cash used to repurchase shares issued for option exercises is on a gross basis. In practice, many option exercise transactions combine both an exercise component and a repurchase component, for either some or all of the options exercised; in these instances the cash effect is experienced and recognized on a net basis.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 12 - EMPLOYEE BENEFIT PLANS (continued)
Stock-Based Compensation (continued)
Stock Options (continued)
The following table summarizes information concerning outstanding and exercisable (vested) stock options as of December 31, 2021:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$15.00 - $19.99	20,063	0.70 years	$16.55	20,063	0.70 years	$16.55
$20.00 - $24.99	—	—	—	—	—	—
$25.00 - $29.99	—	—	—	—	—	—
$30.00 - $34.99	25,000	4.93 years	32.00	25,000	4.93 years	32.00
$35.00 - $39.99	2,500	4.97 years	37.00	2,500	4.97 years	37.00
$40.00 - $44.99	—	—	—	—	—	—
$45.00 - $49.99	382,928	8.67 years	47.06	351,728	8.55 years	47.19
Total	430,491	8.06 years	44.71	399,291	7.91 years	44.63
An analysis of activity in non-vested options is presented below for 2021:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested options, beginning of year	115,438	$12.68
Granted	—	—
Vested	(82,518)	11.74
Forfeited	(1,720)	11.74
Expired	—	—
Non-vested options outstanding, end of year	31,200	15.23
Restricted Stock and Stock Appreciation Rights
The Company has entered into various restricted stock and stock appreciation rights (SAR) award agreements that grant restricted stock or SARs to its directors and employees. Under the terms of the plans, the Company may award up to 1,500,000 units to the plan participants, either in the form of shares of restricted stock or as SARs.
All shares of restricted stock issued under the plans are subject to a restriction period whereby the shares cannot be sold, assigned, transferred, pledged or otherwise encumbered based on each individual's agreement. This restriction period may be adjusted at any time at the discretion of the Board of Directors. Any participant that terminates employment or ceases services for the Bank prior to the end of the restriction period will forfeit all restricted shares subject to the plans. These shares generally have a term of up to ten years, with vesting ranging from immediate to ten years. These shares generally have conditions related to the individual's longevity, performance, or both, and such conditions may be revised as, for example, an individual's job duties change. Upon vesting, restrictions lift and the shares cease to be counted as restricted stock. Consequently, all of the restricted shares outstanding are also non-vested. Restricted shares are included in the total of shares outstanding on the Company’s consolidated balance sheet and for purposes of computing earnings per share.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 12 - EMPLOYEE BENEFIT PLANS (continued)
Stock-Based Compensation (continued)
Restricted Stock and Stock Appreciation Rights (continued)
Compensation expense for restricted stock is computed using the equity-classified awards method, under which the fair value of each restricted share is based on the share value of Company stock as of the date of the grant, and that value is recognized as compensation expense (and as an equal increase in "additional paid-in capital" on the consolidated balance sheet) over the period of each grant. Expense related to restricted stock is included in "salaries and employee benefits" in the consolidated statement of income and was $421,000 for 2021. The income tax benefit associated with that expense was $89,000 for the same period. As of December 31, 2021 the unrecognized compensation expense for outstanding restricted stock was $412,000 and was expected to be recognized over a weighted-average period of 1.54 years. A result of the HOMB merger, see Subsequent Events section in Note 1, was that all unvested restricted stock vested immediately with the change of control; consequently, the $412,000 of previously-unrecognized expense was recognized in full at legal close. Further, each restricted stock was converted to HOMB shares at legal close.
An analysis of restricted stock activity is presented below for 2021:

	Number of Shares	Weighted Average Grant Date Share Value
Shares outstanding, beginning of year	40,849	$38.34
Granted	1,000	53.50
Vested	(9,036)	40.63
Forfeited	—	—
Expired	—	—
Shares outstanding, end of year	32,813	38.74
Stock Appreciation Rights
SARs are generally settled in cash; however, employees have the ability to purchase stock at fair value from the gain for each SAR, net of tax withholding. Additionally, SARs expire in four to ten years, and are generally subject to vesting in three to five years. Expense related to SARs is included in "salaries and employee benefits" in the consolidated statement of income and was $362,000 for 2021. The income tax benefit associated with that expense was $76,000 for the same period. Compensation expense for SARs is computed using the liability method and is recognized over the vesting period based on the fair value at each balance sheet date based on the Black-Scholes option-pricing model. The SAR liability of $4,055,000 as of December 31, 2021 is included in "accrued expenses and other liabilities" on the consolidated balance sheet. As of December 31, 2021, the unrecognized compensation expense (based on an estimated share value of $52.4272, derived from HOMB's 20-day volume-weighted average price of $24.16 as of December 31, 2021, times the 2.17 exchange ratio) for outstanding SARs was $1,252,000 and was expected to be recognized over a weighted-average period of 0.53 years. As a result of the HOMB merger, see Subsequent Events section in Note 1, was that all unvested SARs vested immediately with the change of control; additionally, each SAR was settled in cash, net of tax withholding, at legal close and the SAR liability was adjusted to zero.
The fair value of each SAR is estimated at each balance sheet date based on the Black-Scholes option-pricing model. The following table shows the weighted-average assumptions used in the Black-Scholes model as of December 31, 2021:

Dividend yield	—%
Expected life	0.2 years
Expected volatility	31.6%
Risk-free interest rate	—%
Market value	$52.4272

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 12 - EMPLOYEE BENEFIT PLANS (continued)
Stock-Based Compensation (continued)
Stock Appreciation Rights (continued)
The dividend yield assumption is based on the Company's history and expectation of dividend payouts. The expected life is based on historical exercise experience. The expected volatility is based on HOMB's shares volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve as of the balance sheet dates. The market value is based on an estimated share value of $52.4272, derived from HOMB's 20-day volume-weighted average price of $24.16 as of December 31, 2021, times the 2.17 exchange ratio.
An analysis of SAR activity is presented below for 2021:

	Number of SARs	Weighted Average Exercise Price
SARs outstanding, beginning of year	720,215	$31.59
Granted	16,500	53.50
Exercised	(350,967)	25.04
Forfeited	(30,500)	40.82
Expired	—	—
SARs outstanding, end of year	355,248	38.29
SARs exercisable, end of year	193,998	31.74
The following table summarizes information concerning outstanding and exercisable (vested) SARs as of December 31, 2021:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Number of SARs	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of SARs	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$15.00 - $19.99	53,316	1.40 years	$18.22	53,316	1.40 years	$18.22
$20.00 - $24.99	5,740	2.70 years	22.75	5,740	2.70 years	22.75
$25.00 - $29.99	15,642	3.71 years	27.00	15,642	3.71 years	27.00
$30.00 - $34.99	29,450	4.72 years	32.00	29,450	4.72 years	32.00
$35.00 - $39.99	55,500	5.56 years	37.00	37,450	5.56 years	37.00
$40.00 - $44.99	53,150	6.55 years	41.24	28,650	6.54 years	41.24
$45.00 - $49.99	125,950	8.44 years	48.37	23,750	8.33 years	47.28
$50.00 - $54.99	16,500	9.50 years	53.50	—	—	—
Total	355,248	6.09 years	38.29	193,998	4.54 years	31.74
The total intrinsic value of outstanding SARs and outstanding exercisable SARs (338,748 SARS were in the money) was $5,040,000 and $4,014,000, respectively, at December 31, 2021 based on an estimated share value of $52.4272 (derived from HOMB's 20-day volume-weighted average price of $24.16 as of December 31, 2021, times the 2.17 exchange ratio).

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 12 - EMPLOYEE BENEFIT PLANS (continued)
Stock-Based Compensation (continued)
Stock Appreciation Rights (continued)
An analysis of non-vested SAR activity is presented below for 2021:

	Number of SARs	Weighted Average Grant Date Fair Value
Non-vested SARs outstanding, beginning of year	241,867	$16.13
Granted	16,500	2.51
Vested	(66,617)	12.31
Forfeited	(30,500)	12.22
Expired	—	—
Non-vested SARs outstanding, end of year	161,250	7.30
The following tables set forth information regarding the stock-based compensation activity in the consolidated statement of shareholders’ equity for 2021 (in thousands, except for shares):

	Common Stock ($1 par)		Paid In
	Shares	Amount	Capital	Total
Restricted Stock:
Grants	1,000	$1	$(1)	$—
Expense recognized in earnings	—	—	421	421
Stock Options:
Exercises	66,547	67	1,026	1,093
Repurchases of shares from option exercises	(40,637)	(41)	(2,133)	(2,174)
Expense recognized in earnings	—	—	1,034	1,034
SARs:
Purchases of stock with SAR exercises	2,503	3	131	134
	29,413	$30	$478	$508
NOTE 13 - INCOME TAXES
Allocation of income tax expense for 2021 between current and deferred portions is as follows (in thousands):

Current income tax	$15,266
State tax	417
Deferred income tax expense	4,249
Total income tax expense	$19,932

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 13 - INCOME TAXES (continued)
Income tax expense for 2021, as a percentage of pretax earnings, differs from the statutory federal income tax rate as follows:

Statutory federal income tax rate	21.0%
Increase (reduction) resulting from:
Tax-exempt interest income	(1.9)%
Stock-based compensation	(0.4)%
Nondeductible expenses	0.9%
Effect of state income taxes	0.3%
Other	(1.3)%
Effective income tax rate	18.6%
The components of the net deferred tax asset included in “other assets” on the consolidated balance sheet as of December 31, 2021 are as follows (in thousands):

Deferred tax assets:
Loans receivable	$13,243
Employee benefits	5,108
Other real estate owned	71
18,422
Deferred tax liabilities:
Other identifiable intangible assets	(6,445)
Premises and equipment	(5,617)
Unrealized gains on securities available for sale	(3,579)
Other	(240)
(15,881)
Net deferred tax assets	$2,541
NOTE 14 - RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Annual activity for the year ending December 31, 2021 consisted of the following (in thousands):

Beginning Balance	$16,884
Additions	4,568
Repayments and other reductions	(11,822)
Change in composition of related parties	—
Ending balance	9,630
In management's opinion, such loans and other extensions of credit and deposits were generally made in the ordinary course of business; though some reflect adjustments for employees, they are still on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than a normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the bank at December 31, 2021 totaled $16,836,000.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 14 - RELATED PARTY TRANSACTIONS (continued)
The Bank is lessor in several leasing transactions with entities associated with related parties (current directors). These transactions are at market rates and terms, and the associated lease revenue of $44,000 for 2021 is included as a reduction of "occupancy and equipment expense, net" on the consolidated statement of income.
The Bank obtains professional services from related parties in the ordinary course of business. The payments associated with these related party services totaled $268,000 as of December 31, 2021, and are included in "legal and professional fees" on the consolidated statement of income.
NOTE 15 - FAIR VALUE MEASUREMENTS
Fair value of an asset or liability is the price that would be received to sell that asset or to transfer that liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1 Inputs - Quoted prices in active markets for identical assets or liabilities.
Level 2 Inputs - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 Inputs - Significant unobservable inputs that reflect an entity’s own assumptions regarding what market participants would use in pricing the assets or liabilities.
Recurring Measurements
The following table presents assets reported on the consolidated balance sheets at fair value on a recurring basis, along with the fair value hierarchy level employed (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Measured at Fair Value
December 31, 2021
Debt securities available for sale:
U.S. government and agency	$—	$29,779	$—	$29,779
Mortgage backed securities	—	120,343	—	120,343
State and political subdivisions	—	1,214,782	—	1,214,782
Collateralized mortgage obligations	—	275,789	—	275,789
Asset-backed securities	—	80,831	—	80,831
Other debt securities	—	30,381	—	30,381
Marketable equity securities	2,208	—	—	2,208
The Company reports its marketable equity securities utilizing Level 1 inputs. For these securities, there is a quoted market price. All debt securities are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions, among other factors.
Transfers between levels would occur based on changes in overall or specific market conditions. There were no transfers between fair value hierarchy levels for the periods presented.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 15 - FAIR VALUE MEASUREMENTS (continued)
Nonrecurring Measurements
Certain assets are measured at fair value on a nonrecurring basis; that is, the assets are not measured at fair value on an ongoing basis but are instead subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the assets carried on the consolidated balance sheet for which a nonrecurring measurement in fair value has been recorded, along with the fair value hierarchy level employed (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Measured at Fair Value
December 31, 2021
Assets:
Impaired loans	$—	$—	$9,721	$9,721
Other real estate owned	—	193	—	193
Impaired loans are reported at fair value based on the discounted present value of expected cash flows (Level 3 inputs), or on the value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs: independent appraisals; and subjective adjustments (generally 10-30%) applied by management to reflect estimated selling costs and other expected discounts to appraised values.
During 2021, certain impaired loans were remeasured and reported at fair value through a specific allocation of the allowance for loan losses. Impaired loans with a carrying value of $11,644,000 were reduced by specific allowance allocations totaling $1,923,000 to a total reported fair value of $9,721,000 based on values determined utilizing Level 3 valuation inputs.
Other real estate owned is valued at the time the loan is foreclosed upon and the asset is transferred to other real estate owned. The value is based primarily on third party appraisals, less estimated costs to sell. Appraisals based upon comparable sales result in a Level 2 classification.
NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
Below are the condensed unconsolidated financial statements of Happy Bancshares, Inc. (in thousands):
Condensed Balance Sheet

December 31, 2021
Assets:
Cash and cash equivalents	$219,135
Investment in subsidiary	663,359
Equity investments	3,257
Other	1,959
Total assets	$887,710
Liabilities and Shareholders' Equity:
Accrued expenses and other liabilities	$7,530
Subordinated debentures	21,475
Subordinated notes, net of unamortized issuance cost	138,342
Shareholders' equity	720,363
Total liabilities and shareholders' equity	$887,710

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (continued)
Condensed Statement of Income

Year Ended December 31, 2021
Income:
Undistributed earnings of subsidiary	$100,294
Other	182
100,476
Expenses:
Salaries and employee benefits	2,478
Interest Expense	8,836
Other operating expenses	4,608
15,922
Income before income taxes	84,554
Income tax benefit	(2,870)
Net Income	$87,424

Condensed Statement of Cash Flows

Year Ended December 31, 2021
Cash flows from operating activities:
Net income	$87,424
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed earnings of subsidiary	(100,294)
Other adjustments, net	(8,831)
Net cash used in operating activities	(21,701)
Cash flows from investing activities:
Cash dividends received from subsidiary	180,000
Other, net	(509)
Net cash provided by investing activities	179,491
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	4,313
Purchase and retirement of common stock	(23,474)
Repayment of subordinated notes	(7,500)
Other, net	(947)
Net cash used in financing activities	(27,608)
Net change in cash and cash equivalents	130,182
Cash and cash equivalents at beginning of year	88,953
Cash and cash equivalents at end of year	$219,135

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 17 - ACQUISITIONS
First National Bank of Tahoka
On June 4, 2021, the Company acquired First National Bank of Tahoka, a privately-held bank headquartered in Tahoka, Texas. As a result of this acquisition, the Bank added one branch in the Texas South Plains town of Tahoka. The total cash purchase price for the acquisition was allocated based on management's best estimates of the fair value of the assets acquired and liabilities assumed, as follows (in thousands):

Assets acquired:
Cash	$41,921
Securities and other investments	14,316
Loans	6,116
Premises	1,040
Goodwill	1,181
Core deposit intangible assets	230
Other assets	292
Liabilities assumed:
Deposits	(57,961)
Other liabilities	48
Consideration paid	$7,183
The net cash and cash equivalents received as a result of the transaction was $34,738,000: $41,921,000 in teller cash and due from banks included with the assets acquired, less $7,183,000 of cash consideration paid.
The estimated fair value of non-credit impaired loans was not materially different from the contractual balance of $5,640,000. As of the acquisition date, the Company expects an insignificant amount of the contractual balance of these loans to be uncollectible. Purchased credit impaired loans (PCI loans) had an estimated fair value of $470,000 at the acquisition date and a total contractual balance of $717,000. The difference of $247,000 remains on the balance sheet as a credit mark unless the loans experience changes in fair value or collectability. The remaining variance of $6,000 relates to loans in process and overdrafts as of the acquisition date.
The Company recorded goodwill of $1,181,000 in this acquisition; this goodwill relates to the combination of expected synergy and desirable branch location within the Company’s Texas South Plains market. Goodwill is calculated as the excess of the estimated fair value of the consideration exchanged compared to the net of (a) the estimated fair value of identifiable assets acquired, and (b) the estimated fair value of the liabilities assumed. The core deposit intangible of $230,000 represents the estimated value of the core deposits of the acquired branches based on their costs relative to the higher costs of alternative funding sources. None of the goodwill that was recognized in this transaction is expected to be deductible for income tax purposes.

HAPPY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021
NOTE 17 - ACQUISITIONS (continued)
First State Bank of Muleshoe
On February 19, 2021, the Company acquired First Bank of Muleshoe, a privately-held bank headquartered in Muleshoe, Texas. The branches included in the acquisition are located in the Texas Panhandle towns of Muleshoe, Bovina and Dimmitt. The total cash purchase price for the acquisition was allocated based on management's best estimates of the fair value of the assets acquired and liabilities assumed, as follows (in thousands):

Assets acquired:
Cash	$91,010
Securities and other investments	4,152
Loans	11,864
Premises	1,504
Goodwill	2,498
Core deposit intangible assets	310
Other assets	720
Liabilities assumed:
Deposits	(92,861)
Other liabilities	(72)
Consideration paid	$19,125
The net cash and cash equivalents received as a result of the transaction was $71,885,000: $91,010,000 in teller cash and due from banks included with the assets acquired, less $19,125,000 of cash consideration paid.
The estimated fair value of the loan portfolio was not materially different from the contractual balance of $11,864,000. As of the acquisition date, the Company expects that an insignificant amount of the contractual balance will be uncollectible. There were not any material loans purchased through the transaction determined to be credit impaired.
The Company recorded goodwill of $2,498,000 in this acquisition; this goodwill relates to the combination of expected synergies and desirable branch locations within the Company’s Texas Panhandle market. Goodwill is calculated as the excess of the estimated fair value of the consideration exchanged compared to the net of (a) the estimated fair value of identifiable assets acquired, and (b) the estimated fair value of the liabilities assumed. The core deposit intangible of $310,000 represents the estimated value of the core deposits of the acquired branches based on their costs relative to the higher costs of alternative funding sources. None of the goodwill that was recognized in this transaction is expected to be deductible for income tax purposes.
Acquisition Costs
Related to the above transactions, the Company recorded acquisition costs of $845,000 for various professional services during the year ended December 31, 2021. Acquisition costs are included in "legal and professional expenses" on the consolidated statement of income.